ALLOU HEALTH & BEAUTY CARE, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994


                                                 Primary & Fully
                                           Diluted Earnings Per Share
                                                        1996         1995         1994
Reconciliation of net income per
consolidated  statement of operations
to amount used in earnings per
share calculation:

   Net Income                                        $3,756,675   $4,681,301   $3,738,289
   (B) Add: Reduction of interest on short
       term debt,  net of tax  effect,  on
       application  of  assumed   proceeds
       from   exercise   of  options   and
       warrants in excess of 20% limitation                   0            0      191,134
                                                     ----------   ----------   ----------
   Net income as adjusted                            $3,756,675   $4,681,301   $3,929,423
                                                     ==========   ==========   ==========

Reconciliation  of weighted average
number of shares  outstanding to amount
used in earnings per share calculation:

   Weighted average number of
      shares outstanding                              5,669,907    5,582,128    3,997,703
   Add: Shares    issuable   from   assumed
        exercise of options and warrants
        in excess of 20% limitation                      94,864      286,004    1,402,143
                                                     ----------   ----------   ----------

    Total Common Stock And Equivalents                5,764,771    5,868,132    5,399,846
                                                     ==========   ==========   ==========

    Earnings per common share                            $  .65       $  .80       $  .73
                                                         ======       ======       ======

(A) For the year ended March 31, 1994, fully diluted earnings per share were antidulutive. For the year ended March 31, 1995, and 1996 fully diluted earnings per share equaled primary earnings per share.


(B) For the year ended March 31, 1995, common stock equivalents have been reduced to below 20% of outstanding shares.